EXHIBIT 5.1

Fox Rothschild LLP
101 Park Avenue, Suite 1700
New York, NY 10178

August 7, 2017
Vicon Industries, Inc.
135 Fell Court
Hauppauge, New York 11788

Gentlemen:
We have acted as counsel to Vicon Industries, Inc. (the “Company”), in connection with the proposed registration by the Company of 9,348,388 shares of its common stock, par value $0.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2017, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), issuable upon exercise of non-transferable rights (the “Rights”) to be distributed to holders of record of the Company’s common stock as described in the prospectus (the “Prospectus”) forming part of the Registration Statement.
In connection with this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, resolutions adopted by the Board of Directors of the Company pertaining to the approval of the issuance of the Rights and the sale of the Shares, and such other documents, records, certificates, memoranda and instruments as we have deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that:
1.     The Rights have been duly authorized, and when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
2.     The Shares have been duly authorized, and when issued and delivered against payment therefore upon due exercise of the Rights as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.
Our opinion expressed herein is limited to the laws of the State of New York.
This opinion letter has been prepared for your use in connection with the issuance of the Rights and the Shares and speaks as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to advise you of any changes in the foregoing subsequent to such date.
We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Fox Rothschild LLP